Exhibit 10.20

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made and entered into as of November 27, 2012 (the “Effective Date”) by and between Cedarburg Hauser Pharmaceuticals (the “COMPANY”), a company with its principal place of business at 870 Badger Circle, Grafton WI 53024 U.S.A. and Avedro, Inc. (“Avedro”) with offices at 230 Third Avenue, Waltham MA 02451 U.S.A. Cedarburg Hauser Pharmaceuticals is a trade name used by Cedarburg Pharmaceuticals, Inc. (“Cedarburg”) and its wholly owned subsidiary, InBHauser Pharmaceutical Services, Inc. (“Hauser”). This MSA, however, is between Avedro and the legal entity of Cedarburg only; Hauser is not party to this agreement. COMPANY and Avedro are sometimes collectively referred to herein as the “Parties,” and each individually as a “Party.”

WHEREAS, COMPANY is in the business of providing pharmaceutical research and development, analytical method development and validation, and manufacturing services, Avedro desires to have COMPANY perform manufacturing services (the “Services”) for Avedro from time to time relating to Avedro proprietary compounds, as more fully set forth in Contracts to be attached to this Agreement and incorporated herein by reference, and COMPANY to perform such Services for Avedro on the terms and conditions contained herein and in any applicable task orders.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.

Services. During the Term of this Agreement, COMPANY shall perform the Services and provide the Deliverables (as defined in Section 8 hereof) in accordance with the applicable Contracts (as defined in Section 2 hereof). COMPANY is providing the Services under this Agreement on a non-exclusive basis, and reserves the right in its sole and absolute discretion to render similar services to other persons or entities at any time.

2.	Contracts.

a) From time to time during the Term of this Agreement COMPANY will collaborate with Avedro in the preparation of a written request for Services pursuant to this Agreement, which request shall be hereto, a “Contract”. The Contract shall describe in reasonably sufficient detail (i) the Services to be performed, (ii) the Deliverables to be provided to Avedro, (iii) any special terms and conditions applicable to such Contract, (iv) an estimate of the total costs and payment schedule therefore, and (v) the estimated schedule for the provision of such Services and such Deliverables.

b) COMPANY shall review each proposed Contract and shall provide comments regarding the Contract to Avedro within [***] after COMPANY’ s receipt of the proposed Contract. COMPANY and Avedro shall use reasonable commercial efforts to negotiate the scope, terms and conditions of each such Contract in a timely fashion.

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c) If COMPANY and Avedro reach agreement regarding the scope, terms and conditions of a Contract, the Parties shall execute a copy of a mutually acceptable Contract reflecting such agreement. Each signed Contract shall be effective as of the date set forth in the Contract, shall be incorporated into and made a part of this Agreement, and shall be binding on the Parties. In the event of a conflict between the terms and conditions of any Contract and this Agreement, the terms and conditions of this Agreement shall control.

d) COMPANY shall initiate the performance of and shall perform the Services under each Contract in accordance with the requirements thereof.

3.	Deliverables.

All Deliverables as developed by COMPANY for Avedro pursuant to any Contract shall be delivered to Avedro in the form and in the manner set forth in the applicable Contract.

4.	Confidential Information.

a) Protection of Confidential Information. Each Party agrees not to transfer or otherwise disclose any information disclosed to it by the other Party, irrespective of the form of communication (the “Confidential Information”) to any third party. Each Party shall (i) give access to such Confidential Information solely to those employees, representatives, agents and advisors (collectively, “Representatives) with a need to have access thereto and who are bound by obligations of confidentiality similar to those set forth in this Agreement, and (ii) take the same security precautions to protect against disclosure or unauthorized use of such Confidential Information that the Party takes with its own Confidential Information. In no event shall a Party apply less than a reasonable standard of care to prevent such disclosure or unauthorized use. The term “Confidential Information” does not include any specific portion of information, to the extent established by competent written proof, which:

(i)	is or becomes generally available to the public other than through the fault of the receiving Party;

(ii)

was within the receiving Party’s possession or otherwise known to the receiving Party prior to its being furnished to the receiving Party by or on behalf of the disclosing Party; provided, that the source of such information was not known by the receiving Party or its Representatives to be bound by a confidentiality obligation to the disclosing Party; or

(iii)

is, was or becomes available to the receiving Party on a non-confidential basis from a source other than by or on behalf of the disclosing Party; provided, that such source is not bound by a confidentiality obligation to the disclosing Party.

b) Disclosure of the Existence of this Agreement. In the event either Party agrees to disclose the existence and general purpose of this Agreement (including the issuance of a press release), the specific terms and conditions contained herein shall not be disclosed to third parties, unless such disclosure is approved in writing by both Parties prior to such disclosure, or is required to be disclosed pursuant to any order of a court of competent jurisdiction or duly authorized regulatory body, or by government regulation; provided, that the Party ordered to make disclosure gives the other Party sufficient prior notice to contest such order.

2.

c) Effect of Termination. Upon termination of this Agreement and the request of the disclosing Party, all Confidential Information (and all copies thereof) furnished to the receiving Party or its Representatives by or on behalf of the disclosing Party pursuant hereto, shall be returned to the disclosing Party or destroyed and no copy thereof shall be retained, except (i) that a single copy of all such Confidential Information may be retained by the receiving Party’s internal or outside legal counsel solely for the purposes of determining its obligations hereunder, and (ii) the receiving Party may retain one or more copies of Confidential Information if the receiving Party is required to retain one or more copies of any such Confidential Information to comply with applicable laws, rules or regulations. Notwithstanding the return or destruction of the Confidential Information, the receiving Party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

d) Equitable Relief. The Parties acknowledge that remedies at law may be inadequate to protect the disclosing Party against any actual or threatened breach by the receiving Party or its Representatives of the confidentiality provisions of this Agreement, and, without prejudice to any other rights and remedies otherwise available to the disclosing Party, the disclosing Party may seek injunctive relief in the disclosing Party’s favor to bar the use or disclosure of Confidential Information without proof of actual damages.

5.	Compliance With Government Regulations and Other Responsibilities

Duties and Responsibilities. COMPANY will perform the Services in accordance with all applicable government laws and regulatory requirements, including those relating to current Good Manufacturing Practices (“cGMP”), as required by regulatory authorities, including, but not limited, to the United States Food and Drug Administration (“FDA”), the Chinese Food and Drug Administration (“SFDA”), and the European Agency for the Evaluation of Medicinal Products, (“EMEA”) which apply to the Services. COMPANY represents and warrants to Avedro that it has and will maintain during the Term, all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

a) In assuming responsibility for undertaking this Agreement, COMPANY will:

1)

Perform chemistry research, process evaluation and development, and manufacturing of specialty chemicals as defined by Avedro for any project entered pursuant to a Contract under this Agreement (each, a “Project”);

2)

Perform technical and chemistry consultation, technical assistance and product development, and CMC regulatory assistance as defined in the Contracts or as necessary throughout the product development process, for any Project; and if necessary, develop analytical methods for profiling end product, intermediates, impurities, or degradation products;

3)

Develop or utilize existing analytical methods, which will allow determination of the identity and quantification of the purity of each end product compound that Avedro requests COMPANY to manufacture (each, a “Avedro Compound”) or any intermediate synthesized or manufactured by COMPANY in connection with the manufacture of Avedro Compounds;

3.

4)	Provide Avedro Compounds to Avedro as expeditiously as possible, according to the timeline specified in the Contracts;

5)

Supply Avedro Compound under this Agreement that will conform to the product specifications as set forth in the applicable Contract, and such conformance will be verified in accordance with the testing standards and procedures specified therein. Provide to Avedro certificates of analysis on any Avedro Compounds, or, at the request of Avedro, other chemicals (including without limitation any intermediate manufactured by COMPANY in connection with the manufacture of Avedro Compounds) delivered to Avedro (or shipped to a third party at the direction of Avedro), provided to Avedro under non-cGMP conditions, and provide to Avedro Certificates of Analysis, Campaign Summary, and Product Release Documentation on any of Avedro Compounds provided to Avedro under cGMP conditions in accordance with applicable regulations by the FDA and the International Conferences on Harmonization (“ICH”) Q7A Guidance or, where appropriate, applicable regulations by other international regulatory authorities specified in the Contracts;

6)

Perform experiments using standard and accepted good laboratory practices and current Good Manufacturing Practices, techniques and record keeping and sample and retention procedures, as appropriate to any Project;

7)	Interact with Avedro’s scientists and management as is deemed appropriate in the conduct of a fully integrated drug discovery and development project team effort;

8)	Communicate with and respond to Avedro, to its satisfaction, and upon all requests, regarding any Projects;

9)

Provide research reports and complete documentation as specified in the relevant Contracts, where COMPANY is performing actual process research and development, to Avedro describing the detailed methods, results and including full experimental procedures with supporting laboratory notebook pages, due upon mutually agreed upon interim dates and upon the completion of any Project;

10)

Maintain specifications and appropriate testing programs and retain samples for all cGMP batches. The retain sample program will be based on the ICH Q7A guidance for the purpose of potential future evaluation of the quality of API batches. The program will include retain samples of cGMP API batches, isolated cGMP intermediates, and critical cGMP raw materials as identified by the Avedro and COMPANY. The retain amount must be sufficient to conduct at least two full specification analyses and be stored in containers that are equivalent to or more protective than those used for the bulk packaging. The maintenance and retention period shall extend up to one year after the expiration date of the API batch or as agreed per Contract. For non-GMP batches, samples of the API batch shall be

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[***] = CONFIDENTIAL TREATMENT REQUESTED

retained per Avedro as agreed per Contract. The duration of the maintenance period and the samples and quantities to be retained for a Project shall be mutually agreed by the parties. After such maintenance period, COMPANY shall give notice to Avedro in writing if COMPANY intends to dispose of such samples, and shall allow Avedro [***] days from the time such notice is sent to request such samples before disposing of such samples. In the event that Avedro requests such samples, COMPANY, at Avedro’s expense, shall deliver such samples to Avedro. Starting materials and reagents will be sourced from qualified vendors or from vendors qualified by Avedro, in which case appropriate acceptance criteria and corresponding analytical methods need to be defined and implemented in conjunction with Avedro. Avedro will retain a right to audit COMPANY approved vendors;

11)

Retain experimental records and laboratory notebooks containing detailed experimental descriptions and data generated from the Services performed under this Agreement for a period of [***]. All such records and data shall be deemed Avedro’s Confidential Information. Upon Avedro’s request, COMPANY shall provide to Avedro copies of all such experimental records and laboratory notebooks containing information from any Project for retention in Avedro’s archives. A charge of $[***] may apply for procurement of records subsequent to completion of a Project under the applicable Contract. After such [***] period, COMPANY shall give notice to Avedro in writing if COMPANY intends to dispose of such experimental records and laboratory notebooks, and shall allow Avedro [***] from the time such notice is sent to request Avedro copies or original copies before disposing of such experimental records and laboratory notebooks. In the event that Avedro requests copies or original copies of such experimental records and laboratory notebooks, COMPANY, at Avedro’s expense, shall deliver such copies or original copies to Avedro;

12)

Maintain specifications and appropriate testing programs for manufactured products using analytical methods specific to such products, maintained up-to-date and appropriately validated as required pursuant to a Contract, and regularly calibrate and qualify all equipment used in the manufacture, control and storage of manufactured products and components thereof. Sub-contracting of the manufacturing of any product manufactured under the terms of this Agreement to another party is not permitted without submission of the necessary regulatory approvals, if any, and receipt of prior written approval by Avedro;

13)

Prior to delivery of any batch of Avedro product, test, or have tested by a qualified sub-contractor subject to prior written approval by Avedro, each batch of product manufactured according to the specifications for such product, and release such batch to Avedro on the basis of manufacturing and controls documentation review. Provide a copy of the batch records for such batch, together with written confirmation that such batch records have been reviewed and approved by COMPANY’s quality assurance unit. Any major change (as defined in the current applicable regulations) to the manufacturing or controls pertaining to validated portions of the process and its corresponding instructions

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[***] = CONFIDENTIAL TREATMENT REQUESTED

or methods, or to the documents prepared by COMPANY on behalf of Avedro and detailing specific instructions together with all associated in-process controls affecting the manufacturing or testing of processes or product, will require the written agreement of Avedro prior to implementation. Any major change to equipment, or materials used for the manufacturing and quality control and storage of product will require the written agreement of Avedro, as well as being appropriately validated as required pursuant to a Contract, prior to implementation by COMPANY;

14)

Provide Avedro with all documentation of manufacturing and testing of the product, as appropriate in accordance with Section 5(a)(5) and 5(a)(13), for purposes of review prior to authorization of shipment;

15)

Ship all shipments of Avedro Product [***] COMPANY’s facility, to the destination(s) specified by Avedro in the applicable Contract. Unless otherwise provided in the specifications or other written instructions provided by Avedro, COMPANY will package and ship Avedro products in accordance with COMPANY’s customary practices for pharmaceutical products. [***].

16)

Avedro may reject any portion of any shipment of Avedro product and/or Avedro Compound that does not conform to the specifications. In order to reject delivery of an order, Avedro must give written notice to COMPANY of Avedro’s rejection of any delivery within [***] after receipt of such delivery, which notice shall specify Avedro’s reason(s) for rejection. If no such notice of rejection is received within [***] of delivery of the order, Avedro shall be deemed to have accepted such delivery. The foregoing shall not apply if a product does not conform to the specifications, but Avedro could not reasonably have detected such nonconformance during Avedro’s inspection of a Compound, to the extent that Avedro notifies COMPANY of such nonconformance within [***] after the Compound has been received by Avedro; provided, however, that such nonconformance is not caused by event’s occurring subsequent to receipt by Avedro. Product rejected by Avedro will be returned to COMPANY at COMPANY’s request [***]. [***]. Within [***] of receiving any notice of rejection from Avedro, COMPANY will respond stating whether (i) it accepts the rejection or (ii) it disputes the rejection, in which case the Parties will refer such dispute to a mutually acceptable independent third party with the appropriate expertise to assess the conformity or non-conformity of the rejected Avedro product to specifications. Such independent third party shall test the applicable product and shall determine whether such Avedro product and/or Avedro Compound met or did not meet the applicable specifications. The Parties agree that such third party’s determination shall be final and binding upon the Parties. The Party against whom the independent third party rules shall bear the costs of testing by such independent third party.

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17)

Advise Avedro of any observations arising from inspections at the facilities of COMPANY carried out by a regulatory authority (e.g. FDA), regarding issues that might have an impact on the manufacture, control, storage and shipment activities for any Avedro product. If COMPANY receives any regulatory letter or comments from a regulatory authority in connection with the manufacture of any Avedro product requiring a response or action by COMPANY, including a Form 483 or warning letter, it shall provide Avedro with a copy of such response for Avedro’s review a reasonable time prior to submission of the response. If any regulatory authority inspects the facilities related specifically to the manufacturing, packaging, testing or storage of any Avedro product, COMPANY will inform Avedro immediately (by telephone and, if possible, in writing) upon learning of such inspection and shall supply Avedro with copies of any related correspondence or other documentation, or portions thereof relating such Avedro product. COMPANY will allow a representative of Avedro to be present onsite if desired but not to be present in the room where the inspection is underway or to interact with the inspector during the inspection unless requested to do so by COMPANY.

18)

Prepare an annual update, where applicable, to the manufacturing (CMC) portion of regulatory submissions. These updates may be submitted by Avedro or COMPANY, as agreed by the parties. A charge of may apply for preparation of the annual updates, and will be addressed under the applicable Contract.;

19)

Assist Avedro in providing such information regarding its manufacturing processes and procedures for the Avedro Compound as may be necessary and reasonably requested by Avedro to support regulatory approvals.

20)

Permit Avedro, after reasonable advanced notice, to audit the manufacturing and controls of its products under this Agreement at the premises of COMPANY, and provide a written response to any audit findings communicated to COMPANY in an audit report.;

21)

Ensure and document that all personnel engaged in the manufacture, processing controls, holding, packing and /or testing of products shall have the education, training and experience necessary to perform assigned job functions; and

22)

Be actively involved in technology transfers of the synthetic procedures, chemistry, and process development of Avedro Compounds, or other chemicals (including without limitation any intermediate manufactured by COMPANY in connection with the synthetic procedures, chemistry, and process development of Avedro Compounds) delivered to Avedro (or shipped to a third party at the direction of Avedro), to other third party vendors by supply of available documentation, detailed experimentals, and active personal contact and consultation when requested by Avedro. Any travel expense incurred by COMPANY in this activity is referenced under Section 7(b).

b) Change in Government Regulations. Should such government regulatory requirements be changed, COMPANY will make every effort to satisfy the new requirements. In the event that compliance with such new regulatory requirements necessitates a change in the Services, COMPANY will submit to Avedro a revised technical and cost proposal for Avedro’s acceptance prior to making any changes in a Contract or the Services.

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[***] = CONFIDENTIAL TREATMENT REQUESTED

c) Regulatory Conflict. In the event of a conflict in government regulations, Avedro will designate the applicable regulations to be followed by COMPANY in its performance of the Services. If COMPANY notes a conflict in government regulations, COMPANY will notify Avedro, in writing, within [***], and Avedro will designate the applicable regulations to be followed by COMPANY in its performance of the Services.

d) Agency Violation. In the event that the COMPANY is advised in writing by any governmental agency of a possible violation of a governmental regulation, COMPANY agrees to notify Avedro, in writing, as soon as reasonably practicable but in any event no later than [***] after receipt of such government notice.

e) Personnel. Unless otherwise specifically agreed to and set forth in a Contract, or as otherwise set forth hereunder, there shall attach no restrictions on COMPANY in respect of its personnel being in charge of performance of the Services from time to time. If a specific person has been nominated to perform the Services, Avedro shall at the reasonable request of COMPANY accept a replacement of such person after review of the person’s qualifications and agreement that COMPANY has nominated a person with adequate skills to continue performance of the Services. COMPANY will not employ any subcontractor or consultant to perform the Services or any portion thereof without the prior approval of Avedro.

f) Non-debarment.

1)

COMPANY warrants and represents that it has never employed and is not currently employing an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b); 306(A) or 306(B) of the Generic Drug Enforcement Act of 1992, disqualified as a testing facility under CFR Part 58, Subpart K, or disqualified or restricted under 21 CFR 312.70 or any similar laws or regulations of any foreign jurisdiction (hereinafter “Debarred Individual”) or from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual.

2)

COMPANY warrants and represents that it has never been and is not currently a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b) (hereinafter “Debarred Entity”) from submitting or assisting in the submission of an abbreviated new drug application, or an employee, partner, shareholder, member, subsidiary or Affiliate of a Debarred Entity.

3)

COMPANY further warrants and represents that COMPANY has no knowledge of any circumstances which may affect the accuracy of foregoing warranties and representations, including but not limited to FDA investigations of or debarment proceedings against COMPANY or any person or entity performing the Services or rendering assistance relating to activities taken pursuant to this Agreement, and COMPANY will immediately notify Avedro if COMPANY becomes aware of any such circumstances during the Term of the Agreement.

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4)

COMPANY will not use in any capacity the services of any individual, corporation, partnership, or association that has been (a) debarred under 21 U.S.C. § 335a or (b) disqualified as a clinical investigator under the provision of 21 C.F.R. § 312.70.

5)

If COMPANY becomes aware of the debarment or disqualification of any such individual, corporation, partnership, or association providing Services under this Agreement, COMPANY shall immediately notify Avedro.

g) Product Warranty. COMPANY represents and warrants to Avedro that all Avedro product and Avedro Compound delivered by COMPANY hereunder (i) shall be manufactured and packaged in compliance with cGMP (except as expressly set forth in a Contract) and all applicable laws, (ii) shall conform to the applicable specifications in effect at the time of delivery, and (iii) shall be free and clear of any lien or encumbrance at the time of delivery.

6.	Indemnification; Insurance.

a) Avedro Obligations. Avedro agrees to indemnify, defend and hold harmless COMPANY, its affiliated entities, officers, directors, employees, and agents from and against any claims, demands, investigations, suits or actions (each, a “Claim”) for any and all liabilities, losses, damages, penalties, costs or expenses (including without limitation court costs, legal fees, awards or settlements) asserted by a third party to the extent arising out of or resulting from (i) the possession, research, development, manufacture, use, sale, offer for sale, transportation, import or storage by Avedro or its licensee of the Avedro products and Avedro Compounds supplied to Avedro hereunder, (ii) any material breach by Avedro of this Agreement, provided, however, that Avedro’s indemnity obligations under this Section 6 shall not apply to the extent arising out of or resulting from COMPANY’s negligence, willful malfeasance, COMPANY’ s breach of representations or warranties set forth in this Agreement or applicable Contract, or COMPANY’s failure to follow the terms and protocols specified in a given Contract in performance of the obligations and responsibilities set forth in this Agreement.

b) COMPANY Obligations. COMPANY shall indemnify, defend and hold harmless Avedro, its affiliated entities, officers, directors, employees, and agents from and against any Claims for any and all liabilities, losses, damages, penalties, costs or expenses (including without limitation court costs, legal fees, awards or settlements) asserted by a third party to the extent arising out of or resulting from (i) COMPANY’s negligence or willful malfeasance, (ii) any material breach by COMPANY of this Agreement, or (iii) COMPANY’s failure to follow the terms and protocols specified in a given Contract in performance of the obligations and responsibilities set forth in this Agreement; provided, however that COMPANY’s indemnity obligations under this Section 6 shall not apply to the extent arising directly from Avedro’s negligence or willful malfeasance.

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[***] = CONFIDENTIAL TREATMENT REQUESTED

c) Notification. Each person or entity seeking indemnification under this Section 6 shall, as a condition thereto, notify the indemnifying Party within [***] after the receipt of notice of the Claim; provided, however, that the indemnifying Party shall not be released from its obligations under this Section 6 if the failure to notify the indemnifying Party within [***] does not materially prejudice the defense of such Claim. The indemnifying Party shall have the right to select defense counsel and to direct the defense or, with the consent of the indemnified Party (which consent shall not be unreasonably withheld) settlement of, any Claim. In the event that representation of an indemnified Party and the indemnifying Party by the same counsel would be a conflict of interest for such counsel, the indemnified Party may select its own independent counsel without relieving the indemnifying Party of its obligations under this Section 6. Under no circumstances shall an indemnified Party settle or otherwise compromise any Claim without the indemnifying Party’s prior written consent.

d) Insurance. Each Party shall, at its own expense, obtain and maintain throughout the Term and for a period of time thereafter consistent with its obligation to indemnify the other Party pursuant to this Section 6, general liability insurance providing protection in the amount of at least [***] dollars ($[***]) per occurrence and [***] dollars ($[***]) in aggregate against any Claims based upon any act or alleged act of such Party pursuant to this Agreement. Each Party shall furnish to the other Party upon request a certificate of insurance evidencing compliance with the provisions of this Section 6(d). The existence of such coverage shall in no way limit either Party’s liability or obligations hereunder.

7.	Compensation.

a) Payment Terms. Avedro shall pay COMPANY in accordance with the payment terms specified in the applicable Contract. All payments under this Agreement shall be made in U.S. dollars by check or in a form mutually agreeable to the Parties.

b) Expenses. Avedro shall reimburse COMPANY, for all reasonable out-of-pocket expenses, to be mutually agreed to in writing by the Parties pursuant to beginning the work specified in the performance of the Services under this Agreement. Such expenses will be invoiced to Avedro monthly and payable by Avedro within [***] after the date of receipt.

8.	Ownership of Data; Intellectual Property.

Avedro shall own all rights, title and interest in all materials, reagents, documents, information, programs, syntheses, procedures and suggestions of any kind and description: i) supplied to COMPANY by Avedro or ii) generated, conceived or developed by COMPANY in the course of or as a result of the Services performed hereunder or as a result of Avedro’s disclosure of Confidential Information to COMPANY (the “Deliverables”). Avedro shall also own all rights, title and interest in any ideas, inventions, discoveries, techniques, methods, processes, trade secrets or other know-how, whether patentable or not, that may evolve from the materials, reagents, documents, information, programs, syntheses and suggestions above described or in the course of or as a result of the Services performed under this Agreement or as a result of Avedro’s disclosure of Confidential Information to COMPANY. COMPANY hereby assigns and agrees to assign or cause to be assigned all rights to any and all of the foregoing to Avedro. COMPANY hereby represents that all

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employees and any other persons acting on its behalf during the performance of the Services hereunder shall be obligated to assign to Avedro all inventions, techniques, methods, processes, trade secrets or other know-how conceived or developed by such employees or other persons as a result of the Services performed under this Agreement. COMPANY, its employees and other persons acting on its behalf during the performance of the Services hereunder agree to cooperate with Avedro in taking all steps which Avedro believes necessary or desirable to secure its rights in this property.

9.	Exclusivity.

During the Term, COMPANY will manufacture Riboflavin 5’-Phosphate Sodium on an exclusive basis for Avedro.

10.	Inspection.

Avedro shall have the right, upon reasonable notice and during normal business hours, to gain access to the facilities of COMPANY where the Services are performed to inspect and make copies (at Avedro’s expense) of the records of COMPANY relating to the Services, and to interview personnel of COMPANY responsible for performing the Services. Notwithstanding the foregoing, any such access may be restricted by COMPANY in accordance with its standard security protocols and procedures, and shall be subject to applicable laws, rules and regulations regarding access to medical records.

11.	Term and Termination.

a) Effective Date. This Agreement shall be effective as of the Effective Date upon signature of both Parties’ execution of this Agreement, and shall thereafter remain in full force and effect until either Party terminates this Agreement in accordance with this Section 11 (the “Term”).

b) COMPANY Termination. COMPANY may terminate this Agreement and/or any specific Contract(s) at any time and for any reason upon a minimum of nine (9) months prior written notice.

c) Avedro Termination. Avedro shall have the right to (i) immediately terminate this Agreement or any Contract upon written notice to COMPANY in the event of (A) regulatory action by the FDA or other governmental agency or administration; or (B) material breach of the provisions hereunder by COMPANY or a violation by COMPANY of applicable laws, rules, or regulations; (ii) terminate this Agreement and/or any specific Contract(s) at any time and for any reason upon thirty (30) days prior written notice.

d) Effect of Termination. In the event of termination or expiration of this Agreement, COMPANY shall provide reasonable assistance to Avedro to implement the transfer of manufacturing responsibility for any Avedro product and Avedro Compound to Avedro or its designee. Such reasonable assistance shall include transfer of all processes, procedures, know-how and data required to manufacture the such Avedro product and Avedro Compound in accordance with the applicable specifications (as in effect at the time of such termination or expiration) and FDA guidelines, including assistance of COMPANY

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personnel in compiling and transferring this information. COMPANY hereby grants to Avedro a perpetual, irrevocable, exclusive, worldwide, royalty-free, sublicensable (through multiple tiers) license under all intellectual property owned or controlled by COMPANY that COMPANY incorporates into any process to make, have made, use, sell, offer for sale, have sold and import any Avedro product and/or Avedro Compound. In the event of termination of this Agreement by Avedro pursuant to Section 11(c)(i)(B), such reasonable assistance will be provided at COMPANY’s expense. In the event of any other termination or expiration of this Agreement, Avedro shall pay COMPANY’s reasonable and documented costs of providing such assistance. Upon such early termination, (i) Avedro shall pay to COMPANY, within [***] of Avedro’s receipt of invoice and supporting documentation, all undisputed fees due and owing based upon Services completed and costs incurred through the effective date of termination, including costs for materials and/or Services previously incurred prior to the effective date of termination; and (ii) the Parties shall negotiate in good faith the tasks to be undertaken associated with respect to winding down or closing out of any Contract.

e) Release of Funds. Any funds held by COMPANY which by contract definition or amendment are deemed unearned shall be returned to Avedro within [***] of termination of this Agreement or the applicable Contract.

f) Return of Information. Following completion or termination of any Contract or termination of the Agreement, COMPANY shall forward all original Contract records and reports to Avedro (or a repository designated by Avedro in writing), including but not limited to study materials, documents, software, and copies of notes, summaries and analyses made by COMPANY, at COMPANY’s sole cost and expense. Thereafter, COMPANY may retain one archival copy of documentation related to such Contract(s) for the purposes of determining its obligations hereunder.

12.	Force Majeure.

If the performance of this Agreement by either Party is prevented, restricted, interfered with or delayed (either totally or in part) by reason of any cause beyond the reasonable control of the Party whose performance is so affected, such as acts of God, explosion, disease, weather, earthquake, war, insurrection, civil strike, riots, or power failure, such affected Party shall, upon giving written notice to the other Party, be excused from such performance during the pendency, and to the extent of such prevention, restriction, interference or delay; provided, that the affected Party shall use commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed.

13.	Independent Contractor.

The relationship established between the Parties by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party the power to direct and/or control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow a Party to create or assume any obligation on behalf of the other Party, or to bind the other Party in regard of to any contract, agreement or undertaking with a third party, for any purpose whatsoever, except as contemplated by this Agreement.

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14.	Assignment; No Third Beneficiaries.

Neither Party shall assign this Agreement or any rights hereunder or delegate the performance of any duties hereunder without the prior written approval of the other Party, which approval shall not be unreasonably withheld; provided, however, without such consent, either Party may assign this Agreement (i) in connection with the transfer or sale of all or substantially all of its assets, stock or business or its merger or consolidation with another company or entity, including the sale of assets or stock, or the merger or consolidation, by a Party of any division or subsidiary that is responsible for the performance of this Agreement, or (ii) to a subsidiary or affiliate of such Party. No person or entity not a party to this Agreement (other than permitted successors and assigns) shall have any rights under or by virtue of this Agreement.

15.	No Restrictions.

Each Party warrants and represents to the other Party that it is authorized to enter into this Agreement and that the terms of this Agreement are not inconsistent with, or do not constitute a violation of, any contractual or other legal obligation to which such Party is subject.

16.	Disclaimer and Limitation of Liability.

Except as expressly set forth herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OR REPRESENTATION OF ANY KIND, AND EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES OF NON-INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

IN NO EVENT WILL COMPANY’S LIABILITY FOR ANY AND ALL CLAIMS, LOSSES OR DAMAGES ARISING OUT OF OR RELATING TO, IN WHOLE OR IN PART, THIS AGREEMENT, OR ANY SERVICES OR DELIVERABLES PROVIDED UNDER THIS AGREEMENT OR OTHERWISE, WHETHER ARISING UNDER THEORIES OF CONTRACT, TORT, NEGLIGENCE OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS PAID BY AVEDRO TO COMPANY UNDER THIS AGREEMENT; PROVIDED, HOWEVER THAT SUCH LIMIT SHALL NOT APPLY TO LIABILITY ARISING FROM A BREACH OF SECTION 4 OR AVEDRO’s CLAIM FOR INDEMNIFICATION FROM COMPANY PURSUANT TO SECTION 6(b).

EXCEPT FOR LIABILITY FOR BREACH OF SECTION 4, UNDER NO CIRCUMSTANCES WHATSOEVER WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOSSES RESULTING FROM BUSINESS INTERRUPTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

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17.	Notices.

Except as otherwise provided, all notices required under this Agreement shall be mailed by first class mail, postage prepaid, or sent by a nationally recognized overnight courier service or telecopier to the addresses set forth below, or to such other addresses as the Parties from time to time specify in writing.

Notices shall be deemed given when received.

If to COMPANY:	If to Avedro:

Cedarburg Hauser Pharmaceuticals	Company Name
870 Badger Circle,	Address
Grafton, WI 530249	Address

18.	Entire Agreement and Amendments.

This Agreement, together with Contracts created under this Agreement, constitutes the entire agreement between Avedro and COMPANY and shall supersede all previous communications, representations, agreements or understandings, whether oral or written, between Avedro and COMPANY with respect to the subject matter of the Agreement. No modification of or amendment to this Agreement or any Contract shall be effective unless given in writing and signed by the Parties. The section headings are intended for reference only and do not affect the meaning or interpretation of this Agreement.

19.	Counterparts.

This Agreement and any Contract may be executed in two or more counterparts.

20.	Waiver.

No failure or delay on the part of any Party in exercising any right hereunder, irrespective of the length of time for which such failure or delay shall continue, will operate as a waiver of, or impair, any such right. No single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any right hereunder will be effective unless given in a signed writing.

21.	Severability.

If any provision of this Agreement is held to be invalid or unenforceable under the circumstances, such provision’s application in any other circumstance and the remaining provisions of this Agreement shall not be affected thereby.

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22.	Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, USA, without regard to conflict of laws principles thereof.

23.	Survival.

Sections 4, 5, 6, 8, 11, 13, 16, 20, 21, 22, and 23 shall survive any termination of this Agreement.

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[SIGNATURE PAGE FOLLOWS]

15.

IN WITNESS WHEREOF, both Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Cedarburg Hauser Pharmaceuticals		Avedro
Cedarburg Pharmaceuticals, Inc.

By:	/s/ Charles M. Boland	By:	/s/ David Muller
Name:	Charles M. Boland	Name:	David Muller
Title:	EVP	Title:	CEO

Date:	11/27/12	Date:	11/27/12

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